Exhibit 99.1

Financial Information for June 30, 2003

As described in Note 12 to the consolidated financial statements of Lancer Corporation and subsidiaries (the “Company”), KPMG LLP, the Company’s independent accountants, has advised the Company that, due to the ongoing status of an investigation by the Company’s Audit Committee, it is currently unable to complete its review under Statement of Auditing Standards No. 100 (“SAS 100”) of the unaudited consolidated financial statements included herein. When such review is completed, Lancer intends to file a Form 10-Q.

During the first quarter of 2003, the Company resolved the Internal Revenue Services’ challenge of the Company’s deduction of its investment in Brazil, and other matters. As a result, the Company reversed certain tax accruals in the three months ended March 31, 2003, resulting in an income tax benefit included in continuing operations of $1.1 million. The Company has since determined that the reversal of $0.7 million of the accruals related to the Brazilian operations should be reclassified as a tax benefit from discontinued operations. The reclassification has no effect on the net loss of $0.3 million, or $0.03 per share, as reported in the first quarter of 2003. The reclassification does, however, change the loss from continuing operations from $0.3 million, or $0.03 per share, to $1.0 million, or $0.11 per share.  Loss from discontinued operations changes from $29 thousand, or $0.00 per share, to income of $0.7 million, or $0.08 per share, in the first quarter of 2003.  The Company intends to amend its first quarter report on Form 10-Q to reflect these changes.

Financial Statements

LANCER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

ASSETS

	June 30, 2003	December 31, 2002
	(Unaudited)

Current assets:
Cash	$2,137	$3,241
Receivables:
Trade accounts and notes	17,313	17,265
Other	1,141	1,039
	18,454	18,304
Less allowance for doubtful accounts	(770)	(979)

Net receivables	17,684	17,325

Inventories	28,019	29,094
Prepaid expenses	1,028	480
Tax refund receivable	955	—
Deferred tax asset	226	285

Total current assets	50,049	50,425

Property, plant and equipment, at cost:
Land	1,432	1,432
Buildings	21,850	21,837
Machinery and equipment	22,616	22,073
Tools and dies	12,384	12,137
Leaseholds, office equipment and vehicles	10,992	10,165
Assets in progress	2,239	1,455
	71,513	69,099
Less accumulated depreciation and amortization	(36,715)	(34,224)

Net property, plant and equipment	34,798	34,875

Long-term receivables ($35 and $106 due from officers, respectively)	51	127
Long-term investments	1,647	2,303
Intangibles and other assets, at cost, less accumulated amortization	5,311	5,241

	$91,856	$92,971

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)

(Amounts in thousands, except share data)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	June 30, 2003	December 31, 2002
	(Unaudited)
Current liabilities:
Accounts payable	$8,640	$10,141
Current installments of long-term debt	2,731	2,726
Line of credit with bank	7,000	5,000
Deferred licensing and maintenance fees	1,418	1,449
Accrued expenses and other liabilities	7,250	8,193
Taxes payable	—	182
Total current liabilities	27,039	27,691

Deferred tax liability	1,571	2,342
Long-term debt, excluding current installments	9,039	9,808
Deferred licensing and maintenance fees	2,382	2,686
Other long-term liabilities	220	293

Total liabilities	40,251	42,820

Commitments and contingencies	—	—

Minority interest	—	—

Shareholders’ equity:
Preferred stock, without par value 5,000,000 shares authorized; none issued	—	—

Common stock, $.01 par value:
50,000,000 shares authorized; 9,425,119 issued and 9,360,893 outstanding in 2003, and 9,396,119 issued and 9,338,545 outstanding in 2002	94	93

Additional paid-in capital	12,845	12,710

Accumulated other comprehensive loss	(994)	(2,389)

Deferred compensation	(127)	(169)

Retained earnings	40,147	40,234

Less common stock in treasury, at cost; 64,226 shares in 2003 and 57,574 shares in 2002	(360)	(328)

Total shareholders’ equity	51,605	50,151

	$91,856	$92,971

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net sales	$29,370	$37,306	$56,244	$67,556
Cost of sales	21,680	27,574	42,760	50,616
Gross profit	7,690	9,732	13,484	16,940

Selling, general and administrative expenses	6,692	6,585	13,274	12,454
Operating income	998	3,147	210	4,486

Other (income) expense:
Interest expense	156	382	324	842
Loss from joint ventures	261	46	487	138
Minority interest	—	(11)	—	(55)
Other income, net	(25)	(224)	(226)	(307)
	392	193	585	618
Income (loss) from continuing operations before income taxes	606	2,954	(375)	3,868

Income tax expense (benefit):
Current	1,020	938	881	1,269
Deferred	(694)	101	(526)	105
	326	1,039	355	1,374

Income (loss) from continuing operations	280	1,915	(730)	2,494

Discontinued operations:
Loss from operations of discontinued Brazilian subsidiary	76	2,020	120	2,138
Income tax benefit	(26)	(687)	(763)	(727)
(Income) loss from discontinued operations	50	1,333	(643)	1,411
Net earnings (loss)	$230	$582	$(87)	$1,083

Common Shares Outstanding:
Basic	9,353,706	9,332,135	9,349,542	9,318,031
Diluted	9,449,974	9,408,263	9,349,542	9,398,304

Earnings Per Share:
Basic
Earnings (loss) from continuing operations	$0.03	$0.20	$(0.08)	$0.27
Earnings (loss) from discontinued operations	$(0.01)	$(0.14)	$0.07	$(0.15)
Net earnings (loss)	$0.02	$0.06	$(0.01)	$0.12

Diluted
Earnings (loss) from continuing operations	$0.03	$0.20	$(0.08)	$0.27
Earnings (loss) from discontinued operations	$(0.01)	$(0.14)	$0.07	$(0.15)
Net earnings (loss)	$0.02	$0.06	$(0.01)	$0.12

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Amounts in thousands)

	Six Months Ended
	June 30, 2003	June 30, 2002
Cash flow from operating activities:
Net (loss) earnings	$(87)	$1,083
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities
Depreciation and amortization	2,797	2,480
Deferred licensing and maintenance fees	(335)	(898)
Deferred income taxes	(685)	105
Loss (gain) on sale and disposal of assets	55	(11)
Gain on sale of long-term investment	(220)
Minority interest	—	(55)
Loss from joint ventures	487	138
Loss on disposal of discontinued Brazilian subsidiary, net of taxes	—	1,162
Stock-based compensation expense	42	—
Changes in assets and liabilities:
Receivables	467	(5,657)
Prepaid expenses	(548)	(139)
Income taxes receivable	(955)	—
Inventories	1,789	2,373
Other assets	(310)	(387)
Accounts payable	(2,201)	3,583
Accrued expenses	(1,097)	1,500
Income taxes payable	(168)	503

Net cash (used in) provided by operating activities	(969)	5,780
Cash flow from investing activities:
Proceeds from sale of assets	15	18
Acquisition of property, plant and equipment	(2,104)	(1,507)
Acquisition of subsidiary company	—	(252)
Proceeds from sale (purchase) of long-term investments	318	(360)

Net cash used in investing activities	(1,771)	(2,101)
Cash flow from financing activities:
Net borrowings under line of credit agreements	2,000	(2,400)
Retirement of long-term debt, net of proceeds	(764)	(1,294)
Net proceeds from exercise of stock options	135	34

Net cash provided by (used in) financing activities	1,371	(3,660)

Effect of exchange rate changes on cash	265	27
Net (decrease) increase in cash	(1,104)	46
Cash at beginning of period	3,241	1,849

Cash at end of period	$2,137	$1,895

See accompanying notes to consolidated financial statements.

1.  Basis of Presentation

Management believes all adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair presentation of financial position and results of operations.  All intercompany balances and transactions have been eliminated in consolidation.  It is suggested that the consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the December 31, 2002 Annual Report on Form 10-K.

As described in more detail in Note 12, KPMG LLP (“KPMG”), the Company’s independent accountant, has advised the Company that, due to the ongoing status of the Audit Committee’s internal investigation, it is currently unable to complete its review of the unaudited Consolidated Financial Statements contained herein pursuant to Statement of Auditing Standards No. 100 (“SAS 100) as described by Rule 10-01(d) of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. The investigation and subsequent SAS 100 review could result in adjustments to the financial statements contained herein.

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current year’s presentation.

2.              New Accounting Pronouncements

SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” issued in December 2002, amends SFAS No. 123 “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.  The interim disclosure provisions are effective for financial statements for interim periods beginning after December 15, 2002.  The Company will continue to account for stock-based compensation using the intrinsic value method under APB Opinion No. 25.  The disclosure modifications required for interim periods ending after December 15, 2002 are included in the notes to these financial statements.

Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” issued in January 2003, addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation.  Interpretation No. 46 applies immediately to variable interests in variable interest entities created and/or obtained after January 31, 2003.  The application of this Interpretation did not have an impact on the Company’s financial statements.

SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” issued in April 2003, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  The Statement is generally effective for contracts entered into or modified after June 30, 2003.  The Company believes the adoption of SFAS No. 149 will not have a material impact on the Company’s financial statements.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” issued in May 2003, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.  The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities.  The Company believes the adoption of SFAS No. 150 will not have a material impact on the Company’s financial statements.

3.  Discontinued Operations

During the quarter ended June 30, 2002, the Company decided to close its Brazilian subsidiary. Accordingly, the Company has reported the results of operations of the Brazilian subsidiary as discontinued operations in the Consolidated Statements of Operations.

Certain information with respect to the discontinued Brazilian operation for the three months and six months ended June 30, 2003 and 2002 is as follows (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net sales	$—	$87	$—	$216

Pretax loss from discontinued operations	76	260	120	378

Pretax loss on disposal of discontinued operations, net of tax	—	1,760	—	1,760

Income tax benefit	(26)	(687)	(763)	(727)

(Income) loss from discontinued operations	$50	$1,333	$(643)	$1,411

Assets and liabilities of the discontinued operation are as follows (amounts in thousands):

	June 30, 2003	December 31, 2002
Current assets	$17	$293
Property, plant and equipment, net	—	29
Current liabilities	(1,230)	(1,499)

Net liabilities of discontinued operation	$(1,213)	$(1,177)

Current liabilities as of June 30, 2003 consist principally of a note payable to the seller of the Company’s Brazilian operation.

4.   Inventory Components

Inventories are stated at the lower of cost or market on a first-in, first-out basis (average cost as to raw materials and supplies) or market (net realizable value).  Inventory components are as follows (amounts in thousands):

	June 30, 2003	December 31, 2002
Finished goods	$10,081	$10,893
Work in process	7,651	7,647
Raw material and supplies	10,287	10,554
	$28,019	$29,094

5.   Earnings Per Share

Basic earnings per share is calculated using the weighted average number of common shares outstanding and diluted earnings per share is calculated assuming the issuance of common shares for all potential dilutive common shares outstanding during the reporting period.  The dilutive effect of stock options approximated 96,268 and 76,128 for the three months ended June 30, 2003 and 2002. Basic and diluted earnings per share are the same for the six months ended June 30, 2003.  The dilutive effect of stock options approximated 80,273 shares for the six months ended June 30, 2002.

6.   Stock Compensation Plans

The Company utilizes the intrinsic value method required under provisions of APB Opinion No. 25 and related interpretations in measuring stock-based compensation for employees. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net earnings and net earnings per share would have been adjusted to the pro forma amounts indicated in the table below (amounts in thousands, except share data):

	Three Months Ended			Six Months Ended
	June 30, 2003	June 30, 2002		June 30, 2003	June 30, 2002
Net earnings (loss)-as reported	$230	$582		$(87)	$1,083
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(31)	(21)		(58)	(44)
Net earnings (loss)-pro forma	$199	$561		$(145)	$1,039
Net earnings (loss) per basic share-as reported	$0.02	$0.06		$(0.01)	$0.12
Net earnings (loss) per basic share-pro forma	$0.02	$0.06		$(0.02)	$0.11

Net earnings (loss) per diluted share-as reported	$0.02	$0.06		$(0.01)	$0.12
Net earnings (loss) per diluted share-pro forma	$0.02	$0.06		$(0.02)	$0.11

Weighted-average fair value of
options, granted during the period	$3.51	$—	(1)	$4.16	$2.09

The fair value of each option granted in the three and six months ended June 30, 2003 and 2002, respectively, is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended			Six Months Ended
	June 30, 2003	June 30, 2002		June 30, 2003	June 30, 2002

Expected life (years)	7	—	(1)	7	5
Interest rate	3.3%	—	(1)	3.3%	3.0%
Volatility	47.2%	—	(1)	47.2%	42.9%
Dividend yield	—	—		—	—

(1)  No options were granted during the three months ended June 30, 2002.

7.   Comprehensive Income

The following are the components of comprehensive income (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Net earnings (loss)	$230	$582	$(87)	$1,083
Foreign currency translation gain:
Foreign currency gain arising during the period	769	314	1,400	624

Reclassification adjustment for losses included in discontinued operations	—	892	—	892
Net foreign currency translation gain	769	1,206	1,400	1,516

Unrealized (loss) gain on investment:
Unrealized (loss) gain on investment, net of tax, arising during the period	—	11	40	(3)

Reclassification adjustment for gain included in other income	(45)	—	(45)	—

Unrealized loss on derivative instruments:
Reclassification adjustment for loss included in interest expense	—	5	—	10
Comprehensive income	$954	$1,804	$1,308	$2,606

Accumulated other comprehensive loss on the accompanying consolidated balance sheets includes foreign currency gains, unrealized (gain) loss on investment and unrealized loss on derivative instruments.

8.   Income Taxes

The actual tax benefit for the six months ended June 30, 2003 differs from the “expected” tax benefit (computed by applying U.S. Federal corporate rate of 34% to earnings before income taxes) primarily as a result of the factors described below.

In accordance with SFAS No. 109, no federal income taxes had been provided for the accumulated undistributed earnings of the Company’s Domestic International Sales Corporation (the “DISC”) as of December 31, 1992.  On December 31, 1992, the accumulated undistributed earnings of the DISC totaled $2.4 million. During the three months ended March 31, 2003, the Company decided to terminate the DISC election and recorded $0.8 million in income tax expense for the taxes due prior to December 31, 1992.

The Company elected to treat the Brazilian subsidiary as a partnership for U.S. tax purposes for the year ended December 31, 1999. This election has enabled the Company to recognize for U.S. income tax purposes a loss of $7.7 million on its investment in the Brazilian operation. The Internal Revenue Service (the “Service”) and the Company have resolved the Services’ challenge of the Company’s deduction of its investment in Brazil in addition to other issues.  As a result, the Company reversed certain tax accruals in the three months ended March 31, 2003, resulting in an income tax benefit of $1.1 million.  Of this benefit, $0.7 million related to the Brazilian operations was reclassified from tax benefits of continuing operations to tax benefits of discontinued operations for the three months ended March 31, 2003.  See also Note 13.

The Company also made certain additional adjustments in the three months ended June 30, 2003 following the filing of the Company’s 2002 income tax return, resulting in additional income tax expense of $0.1 million.  During the six months ended June 30, 2003 the Service completed its examination of the Company’s income tax return for the year ended December 31, 1999.

9.   Segment and Geographic Information

The Company and its subsidiaries are engaged in the manufacture and distribution of beverage dispensing equipment and related parts and components.  The Company manages its operations geographically.  Sales are attributed to a region based on the ordering location of the customer.

(Amounts in Thousands)	North America	Latin America	Asia/ Pacific	Europe	Corporate	Total

Three months ended June 30, 2003
Total revenues	$20,704	$1,753	$4,774	$2,139	$—	$29,370
Operating income (loss)	4,020	(27)	36	246	(3,277)	998

Three months ended June 30, 2002
Total revenues	$27,452	$3,132	$3,702	$3,020	$—	$37,306
Operating income (loss)	5,185	376	107	755	(3,276)	3,147

Six months ended June 30, 2003
Total revenues	$39,212	$3,691	$9,694	$3,647	$—	$56,244
Operating income (loss)	5,300	446	604	254	(6,394)	210

Six months ended June 30, 2002
Total revenues	$49,677	$4,773	$7,507	$5,599	$—	$67,556
Operating income (loss)	8,115	368	601	1,486	(6,084)	4,486

All intercompany revenues are eliminated in computing revenues and operating income.  The corporate component of operating income represents corporate general and administrative expenses.

10.       Product Warranties

The Company generally warrants its products against certain manufacturing and other defects.  These product warranties are provided for specific periods of time from the date of sale.  The Company has accrued for estimated product warranty claims $0.5 million and $0.2 million as of June 30, 2003 and December 31, 2002, respectively.  The accrued product warranty costs are based primarily on actual warranty claims as well as current information on repair costs.  Warranty expense for the three and six months ended June 30, 2003 was $0.34 million and $0.46 million, respectively.  Warranty settlements resulted in a reduction of expenses of $0.04 million and $0.06 million for the three and six months ended June 30, 2002.

11.  Other Guaranties

During the first quarter of 2003, Lancer FBD Partnership, Ltd., of which the Company owns 50%, obtained a $1,500,000 revolving credit facility from a bank.  The Company guaranteed the repayment of the debt.  In accordance with FIN 45, the Company has recorded a liability of $22,500, which represents the estimated value of the guaranty.

12.       Other Matters

In June 2003, Lancer’s Audit Committee began conducting an internal investigation.  The investigation was related to allegations concerning Lancer raised by a lawsuit against The Coca-Cola Company by a former Coca-Cola employee, Matthew Whitley. Although Lancer was not a defendant to the lawsuit, certain  allegations contained in the lawsuit specifically involved Lancer. The Audit Committee engaged the law firm of Gardere Wynne Sewell LLP (“Gardere”) as independent counsel in connection with the investigation. In addition, the accounting firm PricewaterhouseCoopers LLP was retained to assist in the investigation. At the conclusion of the Gardere investigation, the Audit Committee determined to expand the scope of the investigation. The Audit Committee then engaged the law firm of Baker Botts L.L.P. as lead counsel for all investigative activity. Additionally, the United States Attorney’s Office for the Northern District of Georgia informed Lancer that it was conducting an investigation arising from the allegations raised in the Whitley lawsuit against Coca-Cola, and requested information from the Company, which the Company supplied. The Company has also advised the Securities and Exchange Commission staff of the Audit Committee’s investigation, and has provided their staff with information requested through an informal inquiry. The Audit Committee investigation remains ongoing as of the date of this filing. Findings of the investigation could result in changes to the disclosure contained herein, including adjustments to the financial statements.

KPMG LLP has advised Lancer that, until the previously announced ongoing Audit Committee investigation is complete and KPMG has an opportunity to review the completeness of the findings and the conclusions therein, it will be unable to complete its review of the Company’s consolidated financial statements for the second and third quarters of 2003.  The interim financial statements contained in a Form 10-Q are required to have been reviewed under Statement of Auditing Standards 100 (“SAS 100”) by an independent public accountant pursuant to Rule 10-01(d) of the Securities and Exchange Commission’s Regulation S-X. The Company has therefore determined to file financial and other information for the second and third quarters without the SAS 100 reviews having been completed. The Company is providing this information on Form 8-K in order to provide information to the investing public about the second and third quarters while the investigation continues. Additionally, the Company notes that findings of the investigation and the subsequent SAS 100 reviews could result in changes to the information contained herein.

The Company intends to file Form 10-Qs for the second and third quarters when the SAS 100 reviews have been completed. The Company recognizes that the information contained in this Form 8-K does not make the Company current in its filing requirements with the Securities and Exchange Commission.

The filing of the Form 10-Qs when the independent public accountant’s review is complete would eliminate certain consequences of the deficient filings, but the Company would remain ineligible to use Forms S-2 and S-3 to register securities until all required reports under the Securities Exchange Act of 1934 have been timely filed for the 12 months prior to the filing of the registration statement for those securities.

The Company has not included any disclosure relating to “Controls and Procedures” herein which would normally be found under Part I, Item 4 of a Form 10-Q because, due to the ongoing investigation, the evaluation of such controls and procedures is ongoing. Additionally, the Company has not provided any of the certifications, which would be required in the filing of a Form 10-Q.

13.       Reclassification

During the first quarter of 2003, the Company resolved the Internal Revenue Services’ challenge of the Company’s deduction of its investment in Brazil, and other matters. As a result, the Company reversed certain tax accruals in the three months ended March 31, 2003, resulting in an income tax benefit included in continuing operations of $1.1 million. The Company has since determined that the reversal of $0.7 million of the accruals related to the Brazilian operations should be reclassified as a tax benefit from discontinued operations. The reclassification has no effect on the net loss of $0.3 million, or $0.03 per share, as reported in the first quarter of 2003. The reclassification does, however, change the loss from continuing operations from $0.3 million, or $0.03 per share, to $1.0 million, or $0.11 per share.  Loss from discontinued operations changes from $29 thousand, or $0.00 per share, to income of $0.7 million, or $0.08 per share, in the first quarter of 2003.  The Company intends to amend its first quarter report on Form 10-Q to reflect these changes.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This document contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions which exist or must be made as a result of certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, one-time events and other factors described herein and in other filings made by the Company with the Securities and Exchange Commission.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, forecast, planned or intended.  The Company does not intend to update these forward-looking statements.

Results of Operations

Comparison of the Three-Month Periods Ended June 30, 2003 and 2002

Continuing Operations

Revenues by Geographic Segment
(Amounts in thousands)

	Three months ended June 30,
	2003	2002	% change

North America	$20,704	27,452	-25%
Latin America	$1,753	3,132	-44%
Asia/ Pacific	$4,774	3,702	29%
Europe	$2,139	3,020	-29%
Total	$29,370	37,306	-21%

Revenues.  Net sales for the second quarter ended June 30, 2003 were $29.4 million, down 21% from sales in the second quarter of 2002.   On a “local currency basis”, which eliminates the impact of currency exchange rate fluctuations, overall net sales actually fell 24%.  In the North America region, sales for the 2003 declined 25% from the same period in 2002 due to weak overall conditions in the foodservice equipment industry, which decreased demand for Lancer products.  In the Europe region, sales for the 2003 period declined by 29%, and, on a local currency basis, sales actually fell 43% from the same period in 2002.  The sales decline was caused by soft demand for fountain equipment, combined with production problems with one of the Company’s valve products.  In the Latin America region, sales fell 44%, or 39% on a local currency basis.  The sales decline in the Latin America region was mainly due to lower sales in Mexico, where the Company was unable to replicate a strong sales performance in the second quarter of 2002.  Much of the Latin America region continues to experience significant general economic difficulties.  In the Asia/Pacific region, sales increased 29% during the 2003 period, or 13% on a local currency basis, due largely to incremental business from the Brisbane, Australia service operation which the Company acquired in the second quarter of 2002.  Looking forward, Lancer does not expect third and fourth quarter consolidated net sales to match the same levels that were achieved in the same periods in 2002.

Gross Margin.  Gross margin was 26.2% in the second quarter of 2003, compared to 26.1% in the same period of 2002.  The Company reduced manufacturing spending in response to lower demand, which offset the negative impact of lower factory output.  Also during the quarter, the Company increased its warranty reserve, which resulted in additional warranty expense of $0.3 million.

Operating Expenses.  Selling, general and administrative expenses were $6.7 million in the second quarter of 2003, up from $6.6 million in the same period of 2002.   The increase was due to the strengthening of foreign currencies versus the US dollar, higher spending on research and development, and higher amortization expense stemming from the abandonment of certain patents.  In response to improvements caused in part by better credit management, the Company lowered its allowance for doubtful accounts during the period.  The change reduced selling, general and administrative expenses by $0.2 million.

Non-Operating Income/Expenses

•                  Interest expense was $0.2 million in the second quarter of 2003, down from $0.4 million in the second quarter last year.  The decline was caused by lower average borrowings by the Company, combined with lower average interest rates attached to those borrowings.

•                  Loss from joint ventures rose to $0.3 million in the second quarter of 2003 from $46 thousand in the same period of 2002.  A provision for impaired inventory at the Company’s 50% owned joint venture Lancer FBD Partnership, Ltd. (“Lancer FBD”) accounted for most of the loss.

•                  The Company sold its holdings of common stock in Packaged Ice, Inc. during the second quarter 2003, resulting in a gain of $0.2 million.

•                  The effective income tax rate was 53.8% in the 2003 period, up from 35.2% in 2002.  The Company made certain adjustments in the second quarter of 2003 following the filing of the Company’s 2002 income tax return.  The adjustments resulted in additional income tax expense of $0.1 million.

Income from Continuing Operations.  The Company’s income from continuing operations was $0.3 million in the second quarter of 2003, compared to $1.9 million in the second quarter of 2002, mainly due to the decline in the Company’s net sales in 2003.

Discontinued Operations

Lancer decided to close its Brazilian subsidiary during the second quarter of 2002.  The Brazilian subsidiary’s results are now classified as discontinued operations.

Revenue from discontinued operations was nil in the second quarter of 2003, and $0.1 million in the same period of 2002.  In the second quarter of 2002, the Company’s $2.0 million loss from operations of the discontinued Brazilian subsidiary included $1.8 million for the estimated loss from disposal of discontinued operations.  The second quarter loss (net of tax) from discontinued operations was $0.1 million in 2003, and $1.3 million in 2002.

Comparison of the Six-Month Periods Ended June 30, 2003 and 2002

Continuing Operations

Revenues by Geographic Segment
(Amounts in thousands)

	Six months ended June 30,
	2003	2002	% change

North America	$39,212	49,677	-21%
Latin America	$3,691	4,773	-23%
Asia/ Pacific	$9,694	7,507	29%
Europe	$3,647	5,599	-35%
Total	$56,244	67,556	-17%

Revenues.  Net sales for the six-month period ended June 30, 2003 were $56.2 million, down 17% from sales in the same period of 2002.  On a ‘local currency basis’, which eliminates the impact of currency exchange rate fluctuations, overall net sales actually declined 19%.  In the North America region sales for the 2003 period declined 21% from the same period in 2002, due to generally weak overall market conditions in the foodservice equipment industry, which decreased the demand for Lancer products, and to certain customer restructuring activities early in 2003.  In the Europe region, sales for the 2003 period declined by 35% and, on a local currency basis, sales actually fell 47%.  The sales decline was caused by poor demand for fountain equipment in the region, combined with production problems with one of the Company’s valve products.  In Latin America, sales fell 23% compared to the same period in 2002.  The decline in sales was mainly due to lower sales of the Company’s products in Mexico, where the Company had produced strong sales in the same period of 2002.  General economic conditions remain difficult throughout much of the Latin America region.  In the Asia/Pacific region, sales increased 29% for the 2003 period, or 13% on a local currency basis, due largely to incremental business from the Brisbane, Australia service operation which the Company acquired in the second quarter of 2002.

Gross Margin.  Gross margin was 24.0% in the first half of 2003, and 25.1% in the same period of 2002.  A more favorable product mix in the 2003 period only partially offset the impact of lower factory output.  Also, the Company increased its warranty reserve during the first six months of 2003, which resulted in additional warranty expense of $0.3 million.

Operating Expenses.  Selling, general and administrative expenses were $13.3 million in the first half of 2003, up from $12.5 million in the same period of 2002.  Approximately $0.4 million of the increase is due to the strengthening of foreign currencies versus the US dollar.  The remainder of the increase is due to higher spending on research and development and higher amortization expense stemming from the abandonment of certain patents.  In response to improvements caused in part by better credit management, the Company lowered its allowance for doubtful accounts during the period.  The change reduced selling, general and administrative expenses by $0.2 million.

Non-Operating Income/Expenses

•                  Interest expense was $0.3 million in the first six months of 2003, down from $0.8 million in the same period of 2002.  The decline was caused by lower average borrowings by the Company, combined with lower average interest rates attached to those borrowings.

•                  Loss from joint ventures rose to $0.5 million in the first half of 2003 from $0.1 million in the same period of 2002.  A provision for impaired inventory relating to frozen uncarbonated beverage equipment at the Company’s 50% owned joint venture Lancer FBD accounted for much of the loss in 2003.

•                  The Company sold its holdings of common stock in Packaged Ice, Inc. during the 2003 period, resulting in a gain of $0.2 million.

•                  The Company recorded a $0.8 million charge to income tax expense stemming from the decision to terminate the DISC election for the Company’s subsidiary that exports products from the United States.  Additionally, the Company resolved a challenge by the Internal Revenue Service related to the Company’s deduction of its investment in Brazil, and other matters.  As a result of the resolution, Lancer reversed certain tax accruals, resulting in an income tax benefit of $0.3 million.

Loss from Continuing Operations.  The loss from continuing operations was $0.7 million in the first six months of 2003, compared with income from continuing operations of $2.5 million in the same period of 2002, mainly due to the Company’s decline in net sales in the first half of 2003.

Discontinued Operations

Lancer decided to close its Brazilian subsidiary during the second quarter of 2002.  The Brazilian subsidiary’s results are now classified as discontinued operations.

Revenue from discontinued operations was nil in the first half of 2003, and $0.2 million in the first half of 2002.  During the first half of 2002, the Company’s $2.0 million loss from operations of the discontinued Brazilian subsidiary included $1.8 million for the estimated loss from disposal of discontinued operations.  The six month income (net of tax) from discontinued operations was $0.6 million in 2003, and a loss of $1.4 million in 2002.

During the first quarter of 2003, the Company resolved the Internal Revenue Services’ challenge of the Company’s deduction of its investment in Brazil, and other matters. As a result, the Company reversed certain tax accruals in the three months ended March 31, 2003, resulting in an income tax benefit included in continuing operations of $1.1 million. The Company has since determined that the reversal of $0.7 million of the accruals related to the Brazilian operations should be reclassified as a tax benefit from discontinued operations. The reclassification has no effect on the net loss of $0.3 million, or $0.03 per share, as reported in the first quarter of 2003. The reclassification does, however, change the loss from continuing operations from $0.3 million, or $0.03 per share, to $1.0 million, or $0.11 per share.  Loss from discontinued operations changes from $29 thousand, or $0.00 per share, to income of $0.7 million, or $0.08 per share, in the first quarter of 2003.  The Company intends to amend its first quarter report on Form 10-Q to reflect these changes.

Outlook

The Company’s 50% owned joint venture Lancer FBD, has sold approximately 1,050 frozen uncarbonated beverage dispensers to a customer.  The customer has indicated that it no longer requires the dispensers for the use for which they were originally intended.  The customer and Lancer FBD have had ongoing discussions relating to Lancer FBD converting the units to another configuration.  Lancer FBD, however, is under no obligation to modify the equipment.

The Company has approximately $1.2 million of inventory to be used in the production of a customer’s beverage dispensing platform.  The Company is uncertain about future sales of the product line.  If the product line were to be discontinued, the Company believes it would be reimbursed for the inventory by the customer, though it can make no assurances that such reimbursement would occur.  If there were no reimbursement, then the Company could incur a loss on the inventory to the extent that the inventory could not be used for alternative uses.

During the second quarter of 2003, the Company incurred negligible expenses associated with the investigation being conducted by the Audit Committee of the Company’s Board of Directors.  The Company incurred expenses of approximately $1.3 million in the third quarter of 2003, and expects to incur significant additional expenses related to the investigation in the fourth quarter of 2003.

 Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash flows from operations and amounts available under the Company’s existing lines of credit.  The Company has met, and currently expects that it will continue to meet, substantially all of its working capital and capital expenditure requirements, as well as its debt service requirements, with funds provided by operations and borrowings under its credit facilities.  The Company is in compliance with the financial covenants contained in the credit agreement that governs the Company’s primary credit facilities.  Due to the ongoing Audit Committee investigation, and the delay in obtaining the SAS 100 review for the quarterly reports for the second and third quarters, the Company has qualified certain of the certifications required under the credit agreement.  The qualifications relate to any potential breaches of certain representations and warranties set forth in the credit agreement as they relate to the investigation and the filing of the quarterly reports.  The lenders have acknowledged that the qualified certifications are in compliance with the certification terms of the credit agreement.

Cash used in operating activities was $1.0 million in the first six months of 2003, compared to $5.8 million of cash provided by operating activities in the same period last year.  The decline in 2003 was caused largely by a decline in income from continuing operations, along with declines in accounts payable and accrued expenses.  The Company made capital expenditures of $2.1 million in the 2003 period, primarily for the expansion of a production facility in Piedras Negras, Mexico, and for equipment and tooling.  The Company borrowed $2.0 million under its credit facilities to finance most of the capital spending.  Additionally, the Company sold its holdings of common stock in Packaged Ice, Inc., netting proceeds of $0.3 million.

The Company is the maker of a $1.2 million note payable that was due on December 31, 2001.  The Company has not repaid the note, pending discussions with the payee relating to restructuring the debt, but it has recorded the balance of the note plus interest accrued through June 30, 2003.  During the second quarter of 2003, the payee demanded payment of the note.  The Company has not paid the note, but has chosen to continue to discuss the status of the note and attempt to restructure the debt evidenced by the note.  The Company can make no assurance that it will be successful in negotiating such a restructuring of the debt.  The Company believes that it has the liquidity available to pay the note if the circumstances so require.  Nonpayment of a material obligation is an event of default under the Company’s credit agreement with its lenders.  The Company’s lenders under the credit agreement have waived the impact of the nonpayment of the note to the Company’s credit facilities.

The Company maintains a credit facility with three lenders.  The credit facility includes a $25.0 million revolving loan with a June 30, 2003 balance of $7.0 million, and term loans with a combined June 30, 2003 balance of $10.1 million.  Borrowings under the revolving loan are based on certain percentages of accounts receivable and inventory.  On June 30, 2003, the Company had cash of $2.1 million, and unused availability of $12.0 million under its revolving loan.  The credit facility expires on July 15, 2005, and is collateralized by substantially all of the Company’s assets in the United States.

Quantitative and Qualitative Disclosures About Market Risk

There have been no significant changes in the Company’s market risk factors since December 31, 2002.

Legal Proceedings

In August of 2003, the United States Attorney’s Office for the Northern District of Georgia (the “US Attorney’s Office”) informed the Company that it was conducting an investigation arising from allegations raised in a lawsuit against The Coca-Cola Company by a former Coca-Cola employee, Matthew Whitley. At that time, the US Attorney’s Office requested information from Lancer which related to certain of the allegations in the lawsuit. The Company is cooperating with the investigation. Lancer cannot predict the outcome of the US Attorney’s Office investigation.

Submission of Matters to a Vote of Security Holders

At the annual meeting of shareholders of the Company held on May 14, 2003, the shareholders elected seven members of the Board of Directors of the Company to serve until the next annual meeting of shareholders.

The vote for nominated directors was as follows:

Nominee	For	Authority Withheld
Walter J. Beigler	8,311,553	8,537
Jean M. Braley	8,227,317	92,773
Norborne P. Cole	8,314,078	6,012
Olivia F. Kirtley	8,315,078	5,012
Richard C. Osborne	8,315,078	5,012
Alfred A. Schroeder	8,224,229	95,861
George F. Schroeder	8,224,087	96,003